Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-245695

Prospectus Supplement No. 1

(To Prospectus dated February 1, 2021)

DecisionPoint Systems, Inc.

14,239,033 Shares of Common Stock

This prospectus supplement relates to the Registration Statement on Form S-1 (File No. 333-245695) declared effective by the Securities and Exchange Commission on January 28, 2021, and does not cover securities beyond those covered by the existing Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the original prospectus and any prior prospectus supplements thereto.

The selling security holders may offer and sell any of the shares from time to time in a number of different ways and at varying prices, and may engage a broker, dealer or underwriter to sell the shares. Information regarding the selling security holders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Security Holders” and “Plan of Distribution” in the prospectus dated February 1, 2021. See “Plan of Distribution” beginning on page 28 of the prospectus for more information about how the selling security holders may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission on February 12, 2021. Accordingly, we have attached our Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and any prior prospectus supplements thereto, each to be delivered with this prospectus supplement.

Our common stock is quoted on the OTC Pink Market under the symbol “DPSI”. On February 11, 2021 the last reported sale of our common stock on the OTC Pink Market was $2.87 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

DecisionPoint Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-245695	37-1644635
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc. 8697 Research Drive Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 465-0065

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On December 4, 2020 DecisionPoint Systems, Inc. acquired a 100% membership interest in ExtenData Solutions, LLC (“ExtenData”). This Form 8-K is being filed to provide ExtenData’s audited financial statements for the year ended December 31, 2019, unaudited financial statements for the nine month period ended September 30, 2020, and the unaudited pro forma consolidated financial information related to the acquisition under SEC Regulation S-X and Items 9.01(a) and 9.01(b) of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited financial statements of ExtenData as of and for the year ended December 31, 2019, and the unaudited financial statements as of and for the nine months ended September 30, 2020, are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The consent of Haskell & White LLP, ExtenData’s independent registered public accounting firm, is attached as Exhibit 23.1 to this Current Report on Form 8-K.

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of DecisionPoint Systems, Inc. and ExtenData as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, filed herewith and attached hereto as Exhibit 99.3, are incorporated herein by reference.

(d) Exhibits

Below is a list of exhibits included with this Current Report on Form 8-K.

Exhibit No.	Document

23.1	Consent of Haskell & White LLP

99.1	Audited financial statements of ExtenData Solutions, LLC as of and for the year ended December 31, 2019

99.2	Unaudited financial statements of ExtenData Solutions, LLC as of and for the nine months ended September 30, 2020

99.3	Unaudited pro forma condensed consolidated financial statements of DecisionPoint Systems, Inc. and ExtenData Solutions, LLC as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019

1

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DecisionPoint Systems, Inc.

Date: February 12, 2021	By:	/s/ Melinda Wohl
	Name:	Melinda Wohl
	Title:	Vice President Finance and Administration
(Principal Financial Officer and Principal Accounting Officer)

2

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DecisionPoint Systems, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-245695) of DecisionPoint Systems, Inc. of our report dated February 12, 2021, with respect to the balance sheet of ExtenData Solutions, LLC as of December 31, 2019, and the related statements of income, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements, which report appears in the Form 8-K of DecisionPoint Systems, Inc. dated February 12, 2021.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

February 12, 2021

Exhibit 99.1

EXTENDATA SOLUTIONS, LLC

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2019

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

ExtenData Solutions, LLC

We have audited the accompanying financial statements of ExtenData Solutions, LLC (the “Company”), which comprise the balance sheet as of December 31, 2019, and the related statements of income, members’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the changes in its net assets and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 6 to the financial statements, the Company’s outstanding membership interests were acquired by DecisionPoint Systems, Inc. on December 4, 2020. Our opinion is not modified with respect to this matter.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

February 12, 2021

ExtenData Solutions, LLC

Balance Sheet

December 31, 2019
ASSETS
Current assets:
Cash	$1,440,744
Accounts receivable, net	1,416,706
Prepaid expenses and other current assets	64,113
Total current assets	2,921,563
Property and equipment, net	503,167
Total assets	$3,424,730
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$1,910,603
Accrued expenses and other current liabilities	299,795
Deferred revenue	617,412
Total current liabilities	2,827,810
Commitments and contingencies (Note 5)
Members’ equity	596,920
Total liabilities and members’ equity	$3,424,730

See Accompanying Notes to the Financial Statements and Independent Auditors’ Report.

ExtenData Solutions, LLC

Statement of Income

Year Ended December 31, 2019
Net sales	$12,459,525
Cost of sales:
Product	7,801,248
Service	290,276
Cost of sales	8,091,524
Gross profit	4,368,001
Operating expenses:
Sales and marketing expenses	1,704,628
General and administrative expenses	1,815,065
Total operating expenses	3,519,693
Net income	$848,308

See Accompanying Notes to the Financial Statements and Independent Auditors’ Report.

ExtenData Solutions, LLC

Statement of Members’ Equity

Members’
Equity
Balance at January 1, 2019	$589,956
Net income	848,308
Distributions to members	(841,344)
Balance at December 31, 2019	$596,920

See Accompanying Notes to the Financial Statements and Independent Auditors’ Report.

ExtenData Solutions, LLC

Statement of Cash Flows

Year Ended December 31, 2019
Cash flows from operating activities
Net income	$848,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	294,693
Bad debt expense	10,840
Changes in operating assets and liabilities:
Accounts receivable	526,882
Prepaid expenses and other current assets	203,747
Accounts payable	312,927
Accrued expenses and other current liabilities	(132,795)
Deferred revenue	(197,909)
Net cash provided by operating activities	1,866,693
Cash flows from investing activities
Purchases of property and equipment	(390,603)
Net cash used in investing activities	(390,603)
Cash flows from financing activities
Distributions to members	(841,344)
Net used in financing activities	(841,344)
Change in cash and cash equivalents	634,746
Cash and cash equivalents, beginning of year	805,998
Cash and cash equivalents, end of year	$1,440,744

See Accompanying Notes to the Financial Statements and Independent Auditors’ Report.

ExtenData Solutions, LLC

Notes to the Financial Statements

Note 1: Description of Business

ExtenData Solutions, LLC (“ExtenData” or “the Company”), a Colorado limited liability company, is an enterprise mobility systems integrator that sells, installs, deploys and repairs mobile computing and wireless systems that are used both within a company’s facilities and in the field. These systems generally include mobile computers, mobile application software, and related data capture equipment including bar code scanners and radio frequency identification (“RFID”) readers. The Company also provides professional services, consulting, maintenance, proprietary and third-party software and software customization and SaaS subscriptions. ExtenData was founded in 2002  and, since its inception, has operated as single entity partnership.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of ExtenData Solutions, LLC have been prepared on an accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires ExtenData to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. The Company evaluates its estimates and assumptions on a regular basis.

Accounts Receivable

Accounts receivable are stated at net realizable value, and as such, earnings are charged with a provision for doubtful accounts based on management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines an allowance based on historical write-off experience, expectations regarding future periods, and specific account information available. Accounts receivable are reflected in the accompanying balance sheet net of a valuation allowance of $10,840 as of December 31, 2019. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts and the related customer receivable.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are recorded at cost and amortized over the shorter of the lease term or the life of the improvements. Cost incurred for repairs and maintenance are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of disposed assets are removed from the accounts and any resulting gain or loss is included in non-operating income/ loss.

Capitalized Software Development Costs

The capitalization of software development costs for external use begins when technological feasibility has been established and ends when the software is available for sale. Software development costs are amortized on a straight-line line basis over the remaining economic life, generally three to five years. Amortization of the capitalized software is classified within cost of sales for services in the Statement of Income.

Long-lived Assets

The Company evaluates its long-lived assets for impairment annually when events or circumstances arise that indicate long-lived assets may be impaired. Indicators of impairment include, but are not limited to, a significant deterioration in overall economic conditions, a decline in enterprise value, the loss of significant business, or other significant adverse changes in industry or market conditions. The Company completed the qualitative assessment for impairment and determined that there was no impairment during the year ended December 31, 2019. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in an impairment of long-lived assets in the future.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides a hierarchy for inputs used in measuring fair value that prioritize the use of observable inputs over the use of unobservable inputs, when such observable inputs are available. The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-driven valuations in which all significant inputs are observable or can be derived principally from, or corroborated with, observable market data.

●	Level 3 - Fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including assumptions and judgments made by us.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

Revenue Recognition

The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

The Company combines contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. The Company estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide, and the contractual pricing based on those quantities. The Company only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with its clients and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced. Unbilled receivables are recorded when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients, or receives customer cash payments, in advance of performing the related services under the terms of a contract. Remaining performance obligations represent the transaction price allocated to the performance obligations that are unsatisfied as of the end of each reporting period. Deferred revenue is recognized as revenue when the related performance obligation is satisfied.

As of December 31, 2019, the total aggregate transaction price allocated to the unsatisfied performance obligations was approximately $617,412, which is expected to be recognized over the next 12 months.

Hardware, consumables and software products – The Company recognizes product revenue at the point in time when a client takes control of the hardware and/or software, which typically occurs when title and risk of loss have passed to the client. The Company’s selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from the Company at the point in time when the product is shipped to the customer.

Revenues from software license sales are recognized as a single performance obligation on a gross basis as the Company is acting as a principal in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect. The accompanying third-party delivered software assurance is recognized on a net basis as the Company is acting as an agent in these transactions. The Company considers several factors to determine whether it is acting as a principal or an agent, including whether the Company is the primary obligor to the customer, has established its own pricing and has inventory and credit risks. We determined that the third party delivered software assurance is a separate performance obligation as the third party is the primary obligor in the transactions at the point that the software assurance is delivered to the customer.

The Company’s internally developed software solution generates SaaS revenues from implementation, training and subscription fees. The initial term of the SaaS agreements is generally one year. The subscription fees are recognized over the subscription period. The implementation fees are necessary and integral for the customer to utilize the software. As such, the implementation fees are deferred and amortized over the subscription period.

The Company also offers third-party SaaS subscriptions to its customers. The third-party subscriptions are recognized on a net basis as the Company is acting as an agent in these transactions, whereas, the Company’s internally developed software solution offering is recognized on a gross basis.

The Company leverages drop-ship shipments with many of its partners and suppliers to deliver hardware and consumable products to its clients without having to physically hold the inventory at its warehouses, thereby increasing efficiency and reducing costs. The Company recognizes revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because it controls the product prior to transfer to the client. The Company also assumes primary responsibility for the fulfillment in the arrangement, assumes inventory risk if the product is returned by the client, sets the price of the product charged to the client, assumes credit risk for nonpayment by its customer, and works closely with clients to determine their hardware specifications.

Professional services – The Company provides professional services which include consulting, staging, deployment, installation, repair and customer specified software customization. The arrangement is based on either a time and material basis or a fixed fee. For the time and materials service contracts, the Company recognizes revenues as those services are provided and consumed, as this is the best output measure of how the services are transferred to the customer. Fixed fee contracts are recognized in the period in which the services are performed or delivered using a proportional service model. Except for installation services that are recognized over the subscription period as previously described, all other professional services are recognized on a gross basis in the period in which the services are performed or delivered.

Maintenance services – The Company sells certain Original Equipment Manufacturer (“OEM”) hardware and software support arrangements to its clients and also offers an internal maintenance agreement related to hardware. These contracts are support service agreements for the hardware and/or software products that were acquired from the Company and others. Although these are third-party support agreements for maintenance on the specific hardware and/or software products, The Company’s internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. In addition, the Company also provide a turn back feature, deploying replacements as needed while it manages the return and reverse logistics of the product back to the OEM. Revenue related to service contracts is recognized ratably over the term of the agreement, generally over one to three years.

The Company acts as the principal in the transaction as the primary obligor for fulfillment in the arrangement, it sets the price of the service charged to the customer, and assumes credit risk for the amounts invoiced. In addition, the Company manages back-end warranties, service contracts and repairs for multiple products and suppliers. The Company leverages its knowledge base of mobility best practices by consolidating multiple suppliers’ maintenance requirements under a single point of contact through the Company. The Company’s internal support team assists its customers first by performing an initial technical triage to determine the source of the problem including, but not limited to, physical damage and software issues and whether they can be handled remotely by the client or returned for repair. Further, the Company receives the returned products, confirms that the equipment is operational or not, either repairs or refurbishes the equipment internally or returns it to the manufacturer directly to repair. The Company then obtains the product turn back from the manufacturer and either send it back out to a specific customer location or place in a customer’s spare pool. As a result, the Company recognizes the revenue on a gross basis.

The following table summarizes net sales by revenue source for the year ended December 31, 2019:

Hardware and software	$8,577,275
Consumables	1,713,917
Professional services and maintenance services	2,168,333
$12,459,525

Concentration of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor. The Company has not experienced any such losses in these accounts.

In 2019, one customer accounted for 12% of net sales. At December 31, 2019, two customers accounted for 24% of total accounts receivable.

Income Taxes

Income taxes have not been provided as each LLC member is individually liable for the taxes, if any, on its share of the partnership’s income and expenses. U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.

The Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. In general, the statute of limitations of the Company’s U.S. federal tax returns remains open three years after a tax return is filed. The statutes of limitations on the Company’s state and local tax returns may remain open for an additional year depending upon the jurisdiction. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

Accounting Standards Adopted in 2019

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. ASU 2017-01 is effective the year ended December 31, 2019 and interim reporting periods. The effect of the adoption of this guidance did not impact the Company’s financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. Based on certain amendments, ASU 2016-02 will be adopted by the Company at the beginning of the first quarter of fiscal 2021. The Company will adopt the new guidance using the new transition election to not restate comparative periods. The Company will elect the package of practical expedients upon adoption, which permits the Company to not reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. In addition, the Company will elect not to separate lease and non-lease components for all real estate leases and did not elect the hindsight practical expedient. The Company expects the adoption to be material to its balance sheet but does not expect the adoption to have a material impact on its results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates,” which, among other things, defers the effective date of ASU 2016-13 for private companies to fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. The Company does not expect the adoption of this ASU will have a material impact on its financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for the Company in the first quarter of 2020. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles–Goodwill and Other–Internal-Use Software that requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement under the internal-use software guidance in ASC Topic 350, Intangibles–Goodwill and Other. This ASU requires a customer to disclose the nature of its hosting arrangements that are service contracts and provide disclosures as if the deferred implementation costs were a separate, major depreciable asset class. ASU 2018-15 is effective for the Company beginning in the first quarter of 2020. Early adoption is permitted. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in the first quarter of 2022. The Company does not expect this guidance to have a material impact on its financial statements.

Note 3: Property and Equipment

Property and equipment consist of the following at December 31, 2019:

Software	$3,007,168
Computer hardware	103,568
Equipment	27,227
Furniture and fixtures	21,173
Leasehold improvements	15,205
Property and equipment, gross	3,174,309
Accumulated depreciation	(2,671,142)
Property and equipment, net	$503,167

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2019 totaled $294,693.

Note 4: Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31, 2019:

Commissions	$197,331
Sales tax payable	73,312
Deferred rent	10,712
Customer deposits	8,208
Other	10,232
Total accrued expenses and other current liabilities	$299,795

Note 5: Commitments and Contingencies

Operating Leases

At December 31, 2019, future minimum commitments under a noncancelable operating lease having a lease term in excess of one year was for real property aggregated $329,954, payable as follows: $113,269 in 2020, $116,840 in 2021 and $99,846 in 2022.

Contingencies

From time to time, the Company is subject to disputes and litigation incidental to the conduct of its business. When applicable, the Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in management’s opinion, individually or in the aggregate, no such lawsuits are expected to have a material effect on the Company’s financial position or results of operations.

Note 6: Subsequent Events

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including geographical areas in which the Company operates.

The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on its customers, employees and vendors all of which are uncertain and cannot be predicted. Through the date of this report, COVID-19 did not have a material impact on the Company’s financial condition or results of operations but the extent to which COVID-19 may impact its future financial condition or results of operations is uncertain.

In April 2020, the Company received $408,862 in proceeds from a loan from Cross River Bank, which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act.

Acquisition by DecisionPoint Systems, Inc.

On December 4, 2020, the Company entered into a purchase agreement to be acquired by DecisionPoint Systems, Inc (“DecisionPoint”) and concurrently therewith closed the sale of all of the issued and outstanding membership interests of the Company. As a result of the acquisition, ExtenData became a wholly-owned subsidiary of DecisionPoint.

The purchase price for the acquisition was cash of $4,250,000, subject to certain adjustments such as potential deductions for indebtedness and other transaction related expenses and bonuses. In addition, subject to the financial performance of ExtenData in each of the two years following closing, DecisionPoint may pay the Company’s members a total of up to an additional $750,000 in earn out payments. Of the purchase price, $500,000 was delivered into escrow at the closing to, among other things, cover any losses for which the Company’s partners may be obligated to indemnify DecisionPoint. The purchase agreement imposes additional obligations on the parties, including restrictive covenants that are applicable to the sellers.

The purchase agreement contains customary representations and warranties as well as covenants by each of the partners and DecisionPoint. Under the terms of the purchase agreement, each of DecisionPoint, on the one hand, and the Company’s members, on the other hand (on an individual basis), agreed to indemnify the other for breaches or inaccuracies of its representations, warranties, and covenants as well as for certain other specified matters, subject to certain limitations set forth in the purchase agreement. The representations and warranties in the purchase agreement are the product of negotiation among the parties to the purchase agreement and are for the sole benefit of such parties. In some instances, the representations and warranties in the purchase agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the purchase agreement. Consequently, persons other than the parties to the purchase agreement may not rely upon the representations and warranties in the purchase agreement as characterizations of actual facts or circumstances as of the date of the purchase agreement or as of any other date.

Exlhibit 99.2

EXTENDATA SOLUTIONS, LLC

FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

1

ExtenData Solutions, LLC

Balance Sheet

(Unaudited)

September 30, 2020
ASSETS
Current assets:
Cash	$1,456,741
Accounts receivable, net	1,278,514
Prepaid expenses and other current assets	29,066
Total current assets	2,764,321
Property and equipment, net	542,968
Total assets	$3,307,289
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,388,038
Accrued expenses and other current liabilities	163,637
Deferred revenue	497,160
Current portion of debt	413,487
Total current liabilities	2,462,322
Commitments and contingencies (Note 4)
Members’ equity	844,967
Total liabilities and members’ equity	$3,307,289

See Accompanying Notes to the Financial Statements.

2

ExtenData Solutions, LLC

Statement of Income

(Unaudited)

Nine Months Ended September 30, 2020
Net sales	$9,464,373
Cost of sales:
Product	5,008,361
Service	1,157,426
Cost of sales	6,165,787
Gross profit	3,298,585
Operating expenses:
Sales and marketing expenses	1,238,112
General and administrative expenses	1,457,083
Total operating expenses	2,695,195
Net income	$603,390

See Accompanying Notes to the Financial Statements.

3

ExtenData Solutions, LLC

Statement of Members’ Equity

(Unaudited)

Members’
Equity
Balance at January 1, 2020	$596,920
Net income	603,390
Distributions to members	(355,343)
Balance at September 30, 2020	$844,967

See Accompanying Notes to the Financial Statements.

4

ExtenData Solutions, LLC

Statement of Cash Flows

(Unaudited)

Nine Months Ended September 30, 2020
Cash flows from operating activities
Net income	$603,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180,036
Bad debt expense	33,711
Changes in operating assets and liabilities:
Accounts receivable	104,481
Prepaid expenses and other current assets	35,047
Accounts payable	(522,565)
Accrued expenses and other current liabilities	(136,158)
Deferred revenue	(120,252)
Net cash provided by operating activities	177,690
Cash flows from investing activities
Purchases of property and equipment	(219,837)
Net cash used in investing activities	(219,837)
Cash flows from financing activities
Proceeds from issuance of debt	413,487
Distributions to members	(355,343)
Net provided by financing activities	58,144
Change in cash and cash equivalents	15,997
Cash and cash equivalents, beginning of period	1,440,744
Cash and cash equivalents, end of period	$1,456,741

See Accompanying Notes to the Financial Statements.

5

ExtenData Solutions, LLC

Notes to the Financial Statements

(Unaudited)

Note 1: Description of Business

ExtenData Solutions, LLC (“ExtenData” or “the Company”), a Colorado limited liability company, is an enterprise mobility systems integrator that sells, installs, deploys and repairs mobile computing and wireless systems that are used both within a company’s facilities and in the field. These systems generally include mobile computers, mobile application software, and related data capture equipment including bar code scanners and radio frequency identification (“RFID”) readers. The Company also provides professional services, consulting, maintenance, proprietary and third-party software and software customization and SaaS subscriptions. ExtenData was founded in 2002 and, since its inception, has operated as single entity partnership.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying unaudited financial statements of ExtenData on the accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These unaudited financial statements should be read in conjunction with the audited financial statements and the related notes included in Exhibit 99.1 of this 8-K for the year ended December 31, 2019.

In the opinion of management, the accompanying unaudited financial statements contain all normal and recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows for the interim period presented. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the full fiscal year.

The Company has been actively monitoring the novel coronavirus, or COVID-19, situation and its impact. In response to the pandemic, numerous state and local jurisdictions have imposed “shelter-in-place” orders, quarantines and other restrictions. In the United States, governmental authorities have recommended, and in certain cases required, that businesses, including those in the retail and healthcare sector, limit their operations or close. Such orders or restrictions have resulted in reduced operations at many of its customers’ facilities, work stoppages, slowdowns and delays, travel restrictions and cancellation of events.

In response to the impact of COVID-19, the Company implemented a variety of measures intended to help manage through the impact and position it to resume operations quickly and efficiently once these restrictions are lifted. Some of these measures include adapting, expanding and improving various sales and customer outreach programs to address the current environment and executing a work from home strategy for administrative functions. The impact of COVID-19 is changing daily and cannot be predicted. As a result, the Company expects the pandemic to negatively impact its business, financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires ExtenData to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. The Company evaluates its estimates and assumptions on a regular basis.

Accounts Receivable

Accounts receivable are stated at net realizable value, and as such, earnings are charged with a provision for doubtful accounts based on management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines an allowance based on historical write-off experience, expectations regarding future periods, and specific account information available. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts and the related customer receivable.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are recorded at cost and amortized over the shorter of the lease term or the life of the improvements. Cost incurred for repairs and maintenance are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of disposed assets are removed from the accounts and any resulting gain or loss is included in non-operating income/ loss.

Capitalized Software Development Costs

The capitalization of software development costs for external use begins when technological feasibility has been established and ends when the software is available for sale. Software development costs are amortized on a straight-line line basis over the remaining economic life, generally three to five years. Amortization of the capitalized software is classified within cost of sales for services in the Statement of Income.

6

Long-lived Assets

The Company evaluates its long-lived assets for impairment annually when events or circumstances arise that indicate long-lived assets may be impaired. Indicators of impairment include, but are not limited to, a significant deterioration in overall economic conditions, a decline in enterprise value, the loss of significant business, or other significant adverse changes in industry or market conditions. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in an impairment of long-lived assets in the future.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides a hierarchy for inputs used in measuring fair value that prioritize the use of observable inputs over the use of unobservable inputs, when such observable inputs are available. The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-driven valuations in which all significant inputs are observable or can be derived principally from, or corroborated with, observable market data.

●	Level 3 - Fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including assumptions and judgments made by us.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

Revenue Recognition

The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

The Company combines contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. The Company estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide, and the contractual pricing based on those quantities. The Company only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with its clients and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced. Unbilled receivables are recorded when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients, or receives customer cash payments, in advance of performing the related services under the terms of a contract. Remaining performance obligations represent the transaction price allocated to the performance obligations that are unsatisfied as of the end of each reporting period. Deferred revenue is recognized as revenue when the related performance obligation is satisfied.

As of September 30, 2020, the total aggregate transaction price allocated to the unsatisfied performance obligations was approximately $497,160 which is expected to be recognized over the next 12 months.

Hardware, consumables and software products – The Company recognizes product revenue at the point in time when a client takes control of the hardware and/or software, which typically occurs when title and risk of loss have passed to the client. The Company’s selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from the Company at the point in time when the product is shipped to the customer.

Revenues from software license sales are recognized as a single performance obligation on a gross basis as the Company is acting as a principal in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect. The accompanying third-party delivered software assurance is recognized on a net basis as the Company is acting as an agent in these transactions. The Company considers several factors to determine whether it is acting as a principal or an agent, including whether the Company is the primary obligor to the customer, has established its own pricing and has inventory and credit risks. We determined that the third party delivered software assurance is a separate performance obligation as the third party is the primary obligor in the transactions at the point that the software is delivered to the customer.

7

The Company’s internally developed software solution generates SaaS revenues from implementation, training and subscription fees. The initial term of the SaaS agreements is generally one year. The subscription fees are recognized over the subscription period. The implementation fees are necessary and integral for the customer to utilize the software. As such, the implementation fees are deferred and amortized over the subscription period.

The Company also offers third-party SaaS subscriptions to its customers. The third-party subscriptions are recognized on a net basis as the Company is acting as an agent in these transactions, whereas, the Company’s internally developed software solution offering is recognized on a gross basis.

The Company leverages drop-ship shipments with many of its partners and suppliers to deliver hardware and consumable products to its clients without having to physically hold the inventory at its warehouses, thereby increasing efficiency and reducing costs. The Company recognizes revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because it controls the product prior to transfer to the client. The Company also assumes primary responsibility for the fulfillment in the arrangement, assumes inventory risk if the product is returned by the client, sets the price of the product charged to the client, assumes credit risk for nonpayment by its customer, and works closely with clients to determine their hardware specifications.

Professional services – The Company provides professional services which include consulting, staging, deployment, installation, repair and customer specified software customization. The arrangement is based on either a time and material basis or a fixed fee. For the time and materials service contracts, the Company recognizes revenues as those services are provided and consumed, as this is the best output measure of how the services are transferred to the customer. Fixed fee contracts are recognized in the period in which the services are performed or delivered using a proportional service model. Except for installation services that are recognized over the subscription period as previously described, all other professional services are recognized on a gross basis in the period in which the services are performed or delivered.

Maintenance services – The Company sells certain Original Equipment Manufacturer (“OEM”) hardware and software support arrangements to its clients and also offers an internal maintenance agreement related to hardware. These contracts are support service agreements for the hardware and/or software products that were acquired from the Company and others. Although these are third-party support agreements for maintenance on the specific hardware and/or software products, The Company’s internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. In addition, the Company also provide a turn back feature, deploying replacements as needed while it manages the return and reverse logistics of the product back to the OEM. Revenue related to service contracts is recognized ratably over the term of the agreement, generally over one to three years.

The Company acts as the principal in the transaction as the primary obligor for fulfillment in the arrangement, it sets the price of the service charged to the customer, and assumes credit risk for the amounts invoiced. In addition, the Company manages back-end warranties, service contracts and repairs for multiple products and suppliers. The Company leverages its knowledge base of mobility best practices by consolidating multiple supplier’s maintenance requirements under a single point of contact through the Company. The Company’s internal support team assists its customers first by performing an initial technical triage to determine the source of the problem including, but not limited to, physical damage and software issues and whether they can be handled remotely by the client or returned for repair. Further, the Company receives the returned products, confirms that the equipment is operational or not, either repairs or refurbishes the equipment internally or returns it to the manufacturer directly to repair. The Company then obtains the product turn back from the manufacturer and either send it back out to a specific customer location or place in a customer’s spare pool. As a result, the Company recognizes the revenue on a gross basis.

8

The following table summarizes net sales by revenue source for the nine months ended September 30, 2020:

Hardware and software	$5,794,925
Consumables	948,933
Professional services and maintenance services	2,720,515
$9,464,373

Accounting Standards Adopted

The Company adopted ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The adoption of this guidance did not have an impact on the financial statements.

The Company adopted ASU No. 2018-15, Intangibles–Goodwill and Other–Internal-Use Software that requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement under the internal-use software guidance in ASC Topic 350, Intangibles–Goodwill and Other. This ASU requires a customer to disclose the nature of its hosting arrangements that are service contracts and provide disclosures as if the deferred implementation costs were a separate, major depreciable asset class. The adoption of this guidance did not have a material impact on the financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. Based on certain amendments, ASU 2016-02 will be adopted by the Company beginning of the first quarter of fiscal 2021. The Company will adopt the new guidance using the new transition election to not restate comparative periods. The Company will elect the package of practical expedients upon adoption, which permits the Company to not reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. In addition, the Company will elect not to separate lease and non-lease components for all real estate leases and did not elect the hindsight practical expedient. The Company expects the adoption to be material to its balance sheet but does not expect the adoption to have a material impact on its results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates,” which, among other things, defers the effective date of ASU 2016-13 for private companies to fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. The Company does not expect the adoption of this ASU will have a material impact on its financial statements.

9

Note 3: Debt

Cross River Bank PPP Loan

In April 2020, the Company received $408,862 in proceeds from a loan from Cross River Bank, which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act (“PPP Loans”). Under the terms of the PPP Loans, interest accrues on the outstanding principal at the rate of 1.0% per annum with a deferral of payments for nine months with a term of two years. The PPP Loans may be prepaid in part or in full, at any time, without penalty. The CARES Act provides for forgiveness of up to the full amount borrowed, subject to certain conditions, and based on the use of proceeds for qualifying expenses including payroll, benefits, rent and utilities. The Company used the entire PPP loan proceeds for qualifying expenses.

In November 2020, the PPP loan was forgiven in full by the Small Business Administration. The Company recorded a gain on extinguishment of debt in November 2020.

Note 4: Commitments and Contingencies

Operating Leases

At September 20, 2020, future minimum commitments under a noncancelable operating lease having a lease term in excess of one year was for real property aggregated $245,450, payable as follows: $28,764 in 2020, $116,840 in 2021 and $99,846 in 2022.

Litigation

From time to time, the Company is subject to disputes and litigation incidental to the conduct of its business. When applicable, the Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in management’s opinion, individually or in the aggregate, no such lawsuits are expected to have a material effect on the Company’s financial position or results of operations.

Concentrations

For the nine months ended September 30, 2020, two customers accounted for 40% of net sales. At September 30, 2020, two customers accounted for 30% of total accounts receivable.

Note 5: Subsequent Event

On December 4, 2020, the Company entered into a purchase agreement to be acquired by DecisionPoint Systems, Inc (“DecisionPoint”) and concurrently therewith closed the sale of all of the issued and outstanding membership interests of the Company. As a result of the acquisition, ExtenData became a wholly-owned subsidiary of DecisionPoint.

The purchase price for the acquisition was cash of $4,250,000, subject to certain adjustments such as potential deductions for indebtedness and other transaction related expenses and bonuses. In addition, subject to the financial performance of ExtenData in each of the two years following closing, DecisionPoint may pay the Company’s members a total of up to an additional $750,000 in earn out payments. Of the purchase price, $500,000 was delivered into escrow at the closing to, among other things, cover any losses for which the Company’s partners may be obligated to indemnify DecisionPoint. The purchase agreement imposes additional obligations on the parties, including restrictive covenants that are applicable to the sellers.

The purchase agreement contains customary representations and warranties as well as covenants by each of the partners and DecisionPoint. Under the terms of the purchase agreement, each of DecisionPoint, on the one hand, and the Company’s members, on the other hand (on an individual basis), agreed to indemnify the other for breaches or inaccuracies of its representations, warranties, and covenants as well as for certain other specified matters, subject to certain limitations set forth in the purchase agreement. The representations and warranties in the purchase agreement are the product of negotiation among the parties to the purchase agreement and are for the sole benefit of such parties. In some instances, the representations and warranties in the purchase agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the purchase agreement. Consequently, persons other than the parties to the purchase agreement may not rely upon the representations and warranties in the purchase agreement as characterizations of actual facts or circumstances as of the date of the purchase agreement or as of any other date.

10

Exhibit 99.3

DECISIONPOINT SYSTEMS, INC.

UNAUDITED PRO FORMA condensed CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of ExtenData Solutions, LLC

On December 4, 2020, DecisionPoint Systems, Inc. (the “Company”) entered into a Membership Unit Purchase Agreement (the “Purchase Agreement”) and concurrently therewith closed upon the acquisition of all of the issued and outstanding membership interests of ExtenData Solutions, LLC (“ExtenData”). As a result of the acquisition, ExtenData became a wholly owned subsidiary of the Company (the “Acquisition”). ExtenData is focused on enterprise mobility solutions and provides software product development, mobile computing, identification and tracking solutions, and wireless tracking solutions.

The purchase price for the acquisition was cash of $4,250,000, subject to certain adjustments such as potential deductions for indebtedness and other transaction related expenses and bonuses. In addition, subject to the financial performance of ExtenData in each of the two years following closing, the Company may pay the sellers a total of up to an additional $750,000 in earn out payments. Of the purchase price, $500,000 was delivered into escrow at the closing to, among other things, cover any losses for which the sellers may be obligated to indemnify the Company. The Purchase Agreement imposes additional obligations on the parties, including restrictive covenants that are applicable to the sellers.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of the Company and ExtenData, and have been adjusted to reflect the Acquisition. The Acquisition was accounted for using the acquisition method of accounting with the Company identified as the acquirer. Under the acquisition method of accounting, the Company recorded assets acquired and liabilities assumed at their respective acquisition date fair values on the acquisition date. Certain of ExtenData’s historical amounts have been reclassified to conform to DecisionPoint’s financial statement presentation. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2020 gives effect to the Acquisition as if it had been completed on September 30, 2020. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2019 and the nine months ended September 30, 2020 give effect to the Acquisition as if it had been completed on January 1, 2019.

The unaudited pro forma condensed consolidated financial information does not purport to be indicative of our results of operations or financial position had the Acquisition occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

•	Audited consolidated financial statements of the Company as of and for the year ended December 31, 2019, and the related notes included in the Company’s Amendment No. 4 to Form S-1; and

•	Unaudited consolidated financial statements of the Company as of and for the three and nine months ended September 30, 2020, and the related notes included in the Company’s Amendment No. 4 to Form S-1.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. In management’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. These adjustments are directly attributable to the Acquisition, factually supportable and, with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results of DecisionPoint and ExtenData following the Acquisition.

1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	DecisionPoint Systems, Inc.	ExtenData Solutions, LLC	Pro Forma Adjustments		DecisionPoint Systems, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$3,683	$1,457	$(4,250	)(a)	$890
Accounts receivable, net	8,824	1,278	-		10,102
Inventory, net	940	-	-		940
Deferred costs	1,840	-	-		1,840
Prepaid expenses and other current assets	296	29	-		325
Total current assets	15,583	2,764	(4,250)		14,097
Operating lease right-of-use assets	422	-	223	(e)	645
Property and equipment, net	234	543	-		777
Deferred costs, net of current portion	1,330	-			1,330
Deferred tax assets	1,889	-			1,889
Intangible assets, net	1,890	-	3,479	(d)	5,369
Goodwill	6,990	-	676	(c)	7,666
Other assets, net	13	-	-		13
Total assets	$28,351	$3,307	$128		$31,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,004	$1,388	$-		$8,392
Accrued expenses and other current liabilities	1,994	164	(10	)(e)	2,148
Deferred revenue	3,606	497	-		4,103
Current portion of debt	1,157	413	-		1,570
Due to related parties	108	-	-		108
Current portion of operating lease liabilities	150	-	107	(e)	257
Total current liabilities	14,019	2,462	97		16,578
Deferred revenue, net of current portion	2,146	-	-		2,146
Long-term debt, net of current portion	656	-	-		656
Noncurrent portion of operating lease liabilities	280	-	126	(e)	406
Contingent earnout liabilities	-	-	750	(b)	750
Total liabilities	17,101	2,462	973		20,536
Commitments and contingencies
Stockholders’ equity:					-
Preferred stock	-	-	-		-
Common stock	14	-	-		14
Additional paid-in capital	38,215	-	-		38,215
Members’ equity	-	845	(845	)(f)	-
Accumulated deficit	(26,979)	-	-		(26,979)
Total stockholders’ equity	11,250	845	(845)		11,250
Total liabilities and stockholders’ equity	$28,351	$3,307	$128		$31,786

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

2

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except per share data)

	DecisionPoint Systems, Inc.	ExtenData Solutions, LLC	Pro Forma Adjustments		DecisionPoint Systems, Inc. Pro Forma
Net sales	$45,059	$9,464	-		$54,523
Cost of sales:					-
Product	28,576	5,008	-		33,584
Service	6,152	1,158	-		7,310
Cost of sales	34,728	6,166	-		40,894
Gross profit	10,331	3,298	-		13,629
Operating expenses:					-
Sales and marketing expenses	4,001	1,238	62	(g)	5,301
General and administrative expenses	3,232	1,457	334	(d)(g)	5,023
Total operating expenses	7,233	2,695	396		10,324
Operating income	3,098	603	(396)		3,305
Interest expense	232	-	-		232
Other expense	(212)	-	-		(212)
Income before income taxes	3,078	603	(396)		3,285
Income tax expense	817	-	53	(h)	870
Net income	$2,261	$603	$(449)		$2,415
Earnings per share:
Basic	$0.17		(i)		$0.18
Diluted	$0.14		(i)		$0.15
Weighted average common shares outstanding
Basic	13,576				13,576
Diluted	15,642				15,642

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)

	DecisionPoint Systems, Inc.	ExtenData Solutions, LLC	Pro Forma Adjustments		DecisionPoint Systems, Inc. Pro Forma
Net sales	$43,889	$12,459	-		$56,348
Cost of sales:					-
Product	25,866	7,801	-		33,667
Service	7,267	290	-		7,557
Cost of sales	33,133	8,091	-		41,224
Gross profit	10,756	4,368	-		15,124
Operating expenses:					-
Sales and marketing expenses	4,907	1,705	82	(g)	6,694
General and administrative expenses	3,999	1,815	446	(d)(g)	6,260
Total operating expenses	8,906	3,520	528		12,954
Operating income	1,850	848	(528)		2,170
Interest expense	649	-	-		649
Income before income taxes	1,201	848	(528)		1,521
Income tax expense (benefit)	310	-	83	(h)	393
Net income	$891	$848	$(611)		$1,128
Earnings per share:
Basic	$0.07		(i)		$0.08
Diluted	$0.06		(i)		$0.07
Weighted average common shares outstanding
Basic	13,415				13,415
Diluted	15,341				15,341

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based on DecisionPoint’s and ExtenData’s historical consolidated financial statements as adjusted to give effect to the Acquisition. The unaudited pro forma consolidated statements of income for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the acquisition as if it had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet as of September 30, 2020 gives effect to the Acquisition as if it had occurred on September 30, 2020.

Note 2: Preliminary Purchase Price Allocation

The Acquisition was accounted for using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations.

The purchase price for the Acquisition was cash of $4,250,000, subject to certain adjustments such as potential deductions for indebtedness and other transaction related expenses and bonuses. In addition, subject to the financial performance of ExtenData in each of the two years following closing, the Company may pay the sellers a total of up to an additional $750,000 in earn out payments.

The preliminary purchase price allocation is subject to change due to changes in the estimated fair value of ExtenData’s assets acquired and liabilities assumed as of the date of the transaction, resulting from the finalization of the Company’s detailed valuation analysis.

The preliminary purchase price allocation of ExtenData as of September 30, 2020 is as follows (in thousands):

Preliminary Purchase Price Allocation
Cash and cash equivalents	$1,457
Accounts receivable, net	1,278
Prepaid expenses and other current assets	29
Property and equipment, net	543
Intangible assets	3,479
Accounts payable	(1,388)
Accrued expenses and other current liabilities	(164)
Deferred revenue	(497)
Current portion of debt	(413)
Identifiable net assets acquired	4,324
Goodwill	676
Total consideration	$5,000

Note 3: Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated financial statements:

(a)	Reflects the cash consideration for the acquisition.
(b)	Reflects the estimated contingent earn out consideration as described in Note 2.
(c)	Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the estimated fair value of ExtenData’s identifiable assets and liabilities assumed in Note 2.
(d)	Reflects the estimated fair value for the identifiable assets which represents customer lists and relationships amortized over an average estimated expected life of 12 years. For the nine months ended September 30, 2020 and the year ended December 31, 2019, pro forma adjustments for amortization expense are $217,000 and $290,000, respectively.
(e)	Reflects the recognition of operating lease right-of-use assets and operating lease liabilities in connection with ExtenData’s adoption of ASC 842.
(f)	Reflects the elimination of members’ equity.
(g)	Reflects an increase in compensation expense in connection with the Acquisition in result of the status change from LLC to Corporation. For the nine months ended September 30, 2020 and the year ended December 31, 2019, pro forma adjustments to reflect the increase in compensation expense are $117,000 and $156,000, respectively.
(h)	Reflects estimated income tax expense based on the Company’s annual effective tax rate.
(i)	Reflects changes in earnings per share in result of the Acquisition and pro forma adjustments.

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